United States
Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Antigenics Inc.

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ANTIGENICS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      Our 2004 Annual Meeting of Stockholders will be held at 3 West Club, 3 West 51st Street, New York, New York at 5:00 p.m., May 26, 2004 for the following purposes:

      1. To elect Noubar Afeyan, Frank V. AtLee III and Pramod K. Srivastava as directors to hold office for terms of three years and until their respective successors are elected and qualified.

      2. To approve an amendment to our 1999 Equity Incentive Plan that would increase the number of shares of our common stock available under the plan from 6,000,000 to 10,000,000.

      3. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

      Only stockholders of record at the close of business on March 19, 2004 will be entitled to vote at the meeting or any adjournment. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at our principal executive offices at 630 Fifth Avenue, Suite 2100, New York, New York 10111.

      It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used. Many stockholders can vote their shares on the Internet or by telephone. For Internet or telephone voting, instructions are printed on your proxy card.

By order of the board of directors,

Paul M. Kinsella, Secretary

Dated: April 13, 2004

ANTIGENICS INC.

630 Fifth Avenue, Suite 2100

New York, New York 10111
Telephone: (212) 994-8200

Proxy Statement

      Our board of directors is soliciting your proxy for use at our 2004 Annual Meeting of Stockholders to be held at 5:00 p.m. on Wednesday, May 26, 2004 and at any adjournments of the meeting. This proxy statement and accompanying proxy are first being sent or given to stockholders on or about April 13, 2004.

      The principal business expected to be transacted at the meeting, as more fully described in this proxy statement, will be the election of three directors and an amendment to our 1999 Equity Incentive Plan.

      The authority granted by an executed proxy may be revoked at any time before its exercise by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting.

      We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of mails, proxies may be solicited by our officers and employees in person or by telephone.

      Only stockholders of record at the close of business on March 19, 2004 will be entitled to vote at the meeting. On that date, we had outstanding 45,061,865 shares of common stock, $0.01 par value, each of which is entitled to one vote. The presence at the meeting, in person or by proxy, of a majority in interest of the voting capital stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. Broker non-votes are proxies submitted by brokers that do not indicate a vote for one or more proposals because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on these proposals.

ELECTION OF DIRECTORS

       We currently have nine directors. Our directors are divided into three classes with each class being as equal in size as possible. Each class of directors is elected for a three-year term.

      Three directors have been nominated for re-election to a term of office expiring in 2007: Noubar Afeyan, Frank V. AtLee III, and Pramod K. Srivastava. Unless the enclosed proxy withholds authority to vote for these directors or is a broker non-vote, the shares represented by such proxy will be voted for the election of Noubar Afeyan, Frank V. AtLee III, and Pramod K. Srivastava. If any of these nominees is unable to serve, which is not expected, the shares represented by the enclosed proxy will be voted for such other candidate as may be nominated by the board of directors.

      Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election of directors at the meeting.

      Below please find information about the nominees for director and each other person whose term of office as a director will continue after the meeting.

Nominees for Election as Directors

Name and Age	Business Experience and Other Directorships

Noubar Afeyan, Ph.D. Age: 41	Noubar Afeyan, Ph.D. has been a director since 1998. Dr. Afeyan is Senior Managing Director and Chief Executive Officer of Flagship Ventures, a leader in creating, funding, and developing new ventures in both the life science and the information technology sectors. He is also a Senior Lecturer at the Massachusetts Institute of Technology’s Sloan School of Management. Until August 1999, Dr. Afeyan was Senior Vice President and Chief Business Officer of Applera Corp., a life sciences company, (formerly PE Corp.). Until 1997, Dr. Afeyan was the Chairman and Chief Executive Officer of PerSeptive Biosystems, a leading firm in the bio-instrumentation field that he founded in 1987 and led until its merger with PE Corp. Dr. Afeyan has been a founding team member, investor and active board member/advisor for several other high-tech startups and currently serves on the board of several private companies including Color Kinetics Inc. In addition, he is a member of the Board of Governors of Boston University Medical School, the Board of Advisors for the Whitehead Institute at MIT, and the Advisory Council of the McGowan Institute for Regenerative Medicine. He has authored numerous scientific publications and patents. Dr. Afeyan earned his undergraduate degree in Chemical Engineering from McGill University in Montreal and his Ph.D. in Biochemical Engineering from MIT.

Name and Age	Business Experience and Other Directorships

Frank V. AtLee III Age: 63	Frank V. AtLee III has been a director since July 8, 2002. Mr. AtLee has served as Chairman and currently serves as a director of the new Monsanto Company, a multinational provider of integrated technology-based agricultural products. Mr. AtLee is also on the board of Nereus Pharmaceuticals Inc. and serves as Chairman of the Advisory Board for Arizona BioDesign Institute (AzBio), a research initiative at Arizona State University. Prior to becoming Monsanto’s Chairman, he spent 28 years with American Cyanamid before retiring as President and Chairman of Cyanamid International. In his years with American Cyanamid, Mr. AtLee had a broad range of responsibilities including leadership of the worldwide medical business, marketing and sales management in industrial chemicals, Vice President for the company’s agricultural division, worldwide leadership of the organic chemicals division, Vice President of Lederle Laboratories, and President of Cyanamid’s Europe/ Mideast/ Africa division. Mr. AtLee is a native of Richmond, Virginia and graduated from Lynchburg (VA) College with a bachelor’s degree in biology and chemistry. He served three years as an officer in the U.S. Marine Corps.

Pramod K. Srivastava, Ph.D. Age: 48	Pramod K. Srivastava is the scientific founder of Antigenics, and has served as Chairman of the Scientific Advisory Board since inception. Dr. Srivastava is a Professor of Immunology at the University of Connecticut where he holds an endowed chair in cancer immunology and is the Director of the Center for Immunotherapy of Cancer and Infectious Diseases. Dr. Srivastava earned his Ph.D., in Biochemistry from the Centre for Cellular and Molecular Biology, Hyderabad, India and received his postdoctoral training at Yale University and the Sloan-Kettering Institute for Cancer Research. Dr. Srivastava serves on the Scientific Advisory Council of the Cancer Research Institute, New York, and was a member of the Experimental Immunology Study Section of the National Institutes of Health of the United States Government from 1994 until 1999. He has been inducted into the Roll of Honor of the International Union against Cancer and is listed in several Who’s Who compilations. He is among the founding members of the Academy of Cancer Immunology. Dr. Srivastava serves on the board of directors of CambriaTech Holding S.A.

Name and Age	Business Experience and Other Directorships

Directors with Terms Expiring in 2005

Garo H. Armen, Ph.D. Age: 51	Garo Armen, Ph.D. co-founded Antigenics in 1994 and has been the Chairman of the Board and Chief Executive Officer since inception, and was President until January 2002. Dr. Armen was previously a Senior Vice President of Research for Dean Witter Reynolds, focusing on the chemical and pharmaceutical industries. Dr. Armen has also served as an Associate Professor at the Merchant Marine Academy and as a research associate at the Brookhaven National Laboratory. He currently serves as non-executive Chairman of Elan Corporation, plc and as a director of Color Kinetics Inc. Dr. Armen is also the founder and President of the Children of Armenia Fund. Dr. Armen received his Ph.D. in physical chemistry from the City University of New York in 1979. Since 1990, Dr. Armen has been the managing general partner of Armen Partners, L.P., an investment partnership specializing in public and private healthcare and biotechnology investments.

Tom Dechaene Age: 44	Tom Dechaene has been a director since 1999. From 2000 to 2002, Mr. Dechaene was the Chief Financial Officer of SurfCast, Inc., a software development company. He was with Deutsche Bank from 1991 through 1999, most recently as a director in the Principal Investments Group within the Equity Capital Markets division. Mr. Dechaene also works with Valence Partners Ltd. and Anchor Partners Ltd., both of which serve as independent financial advisors to business entities. Mr. Dechaene holds a law degree from Ghent University, Belgium, a degree in Applied Economics from the University of Antwerp and a M.B.A. from INSEAD, France.

Gamil G. de Chadarevian Age: 52	Gamil de Chadarevian has served as Vice Chairman of the Board since 1995 and served as Executive Vice President International from 1998 to 2001. Until April 1998, he was Managing Director of Special Projects at Alza International, a pharmaceutical company. From 1992 to 1993, Mr. de Chadarevian was the Vice President of Corporate Development for Corange London Limited, a pharmaceutical equipment manufacturing company. Prior to 1992, Mr. de Chadarevian held positions at Pasfin Servizi Finanziara SpA, GEA Consulenza and Credit Suisse. He is also co-founder and serves as an advisor to several private health care companies in the United States and Europe. Mr. de Chadarevian is the founder of Ikonisys, Inc. (June 1999), CambriaTech Holding S.A. (February 2000), and Opthalmopharma Ltd. (September 2003), which are privately held companies. He serves on the Advisory Board of Syntek Capital AG and as a consultant to IVAX Corporation. He is also a non-executive board member of Friends of San Patrignano, Inc., an Italian charitable organization. Mr. de Chadarevian received his degree from the University of Zurich in Switzerland.

Name and Age	Business Experience and Other Directorships

Mark Kessel Age: 62	Mark Kessel has been a director since March 2003. Mr. Kessel is Chief Executive Officer and Managing Director of Symphony Capital LLC, a merchant banking firm specializing in life science and health care companies, and has served in such position since he co-founded the company in 2002. From 1979 to 2001, Mr. Kessel was a partner at the international law firm of Shearman & Sterling and served as the firm’s managing partner from 1990 to 1994. Mr. Kessel received a bachelor’s degree in economics from the City College of New York and a law degree from Syracuse University.

Directors with Terms Expiring in 2006

Margaret M. Eisen Age: 50	Margaret M. Eisen has been a director since March 2003. Ms. Eisen joined Harbor Hills Capital in July 2003 as Chief Investment Officer. From 2001 to 2002, Ms. Eisen was Managing Director of an investment bank specializing in mergers and acquisitions of investment management firms. From 1995 to 2001, Ms. Eisen was Managing Director of North American Equities of General Motors Investment Management Corporation, a registered investment advisor. Ms. Eisen is a member of the Board of Trustees of the Acorn Family of mutual funds of Wanger Asset Management and a Trustee of the Lehman Brothers/ First Trust Income Opportunity Fund and the Lehman Liquid Assets Trust. Ms. Eisen is a Director of Global Financial Group, a venture capital fund of funds, and is a member the Investment Committee of the Board of Trustees of Smith College. Ms. Eisen has been elected to join the Board of Directors of Instinet Group Incorporated effective May 19, 2004. Ms. Eisen previously served as Chair of the Institute for Financial Markets. Ms. Eisen received a bachelor’s degree in government from Smith College, a master’s degree in education from Lesley College and a M.B.A. from Babson College. Ms. Eisen holds the Chartered Financial Analyst designation.

Wadih Jordan Age: 69	Wadih Jordan has been a director since March 2003. Mr. Jordan is President of NearEast Pharma, a company marketing pharmaceuticals in Near-East markets, and has served in such position since 1996. From 1993 to 1995, Mr. Jordan served as a Vice President of Cyanamid International, a research-based life sciences company, and from 1976 to 1993 Mr. Jordan served as a Managing Director within Cyanamid International. Since December 2003, Mr. Jordan has been a Trustee of the Board of Directors of the Lebanese American University, located in Beirut, Lebanon and incorporated under the Board of Regents in New York State. Mr. Jordan received a bachelor’s degree in agriculture at the American University of Beirut, Lebanon, and a certificate in international business from Columbia University.

Committees of the Board

      We have four standing board committees: Audit and Finance, Compensation, Corporate Governance, and Litigation. Our board of directors has adopted charters for the Audit and Finance, Compensation, and Corporate Governance committees. Copies of these charters will be available on our website at www.antigenics.com prior to our annual meeting of stockholders. (No material on our website is part of this proxy statement.) In addition, the charter of the Audit and Finance Committee is attached to this proxy statement at Exhibit A.

      Our Compensation Committee consists of two independent directors: Ms. Eisen (Chair) and Mr. Jordan. Our Compensation Committee acts for the board of directors with respect to our compensation practices and their implementation. It sets and implements the compensation of our executive officers, administers the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan and makes recommendations regarding compensation of non-management directors. Our Compensation Committee held five meetings in 2003. For more information about our Compensation Committee, please read the “Compensation Committee Report on Executive Compensation.”

      Our Audit and Finance Committee consists of three independent directors: Messrs. Dechaene (Chair) and AtLee and Ms. Eisen. Our Audit and Finance Committee is responsible for providing the board of directors with an independent review of our financial health, controls and reporting. Its primary functions are to select our independent auditor, review the results of the annual audit and the auditors’ reports, and assess the adequacy of our financial controls and procedures. Our Audit and Finance Committee held seven meetings in 2003. Our board of directors has determined that Mr. Dechaene is an audit committee financial expert, as that term is defined in SEC regulations. For more information about our Audit and Finance Committee, please read the “Report of the Audit and Finance Committee.”

      Our Corporate Governance Committee consists of two independent directors: Messrs. AtLee (Chair) and Kessel. Our Corporate Governance Committee is responsible for recommending to our board of directors policies regarding board procedures, the process for annual evaluation of the performance of the board, and issues of corporate responsibility. Our Corporate Governance Committee also serves as our nominating committee. The Corporate Governance Committee recommended the slate of director nominees that has been proposed by the board of directors. The Corporate Governance Committee also makes recommendations to the board regarding the composition of board committees. Our Corporate Governance Committee held four meetings in 2003.

      Our Corporate Governance Committee uses multiple sources for identifying and evaluating nominees for director positions, including referrals from current directors and input from third-party search firms. Third-party search firms we engage typically assist us in identifying, assessing and recruiting individuals. Candidates identified in this manner are evaluated by the committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references.

      Frank V. AtLee III is being nominated for election to the board of directors for the first time. Mr. AtLee was appointed to the Board in July 2002. Mr. AtLee was brought to the attention of the board of directors by Dr. Armen, our chairman and chief executive officer, who had interacted with Mr. AtLee professionally during his career. Mr. AtLee was then evaluated by the Corporate Governance Committee. Upon the completion of our Corporate Governance Committee’s evaluation, the committee recommended that the board of directors elect Mr. AtLee as a director.

Consideration of Director Nominees

      Our Corporate Governance Committee, acting in its capacity as our nominating committee, recommends candidates for nomination to the board of directors. The committee is responsible for reviewing with the board the appropriate personal characteristics and professional competencies preferred of board members who are expected to work together as a team to properly oversee our strategies and operations. In general, all directors are expected to possess certain personal characteristics necessary to create a highly functional and collegial board, which include personal and professional integrity; practical wisdom and mature judgment; an inquisitive and objective perspective; and time availability for performing the duties of a director.

      In addition, the board as a group is expected to encompass a range of professional competencies relevant to overseeing our business. These professional competencies include accounting and financial literacy, industry knowledge, medical or scientific knowledge and management experience. Finally, candidates should be enthusiastic about service on our board and working collaboratively with existing board members to create value for all of our stockholders.

      The Corporate Governance Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders because it does not believe such a policy is necessary given that no shareholder has ever recommended a director candidate. If the committee were to receive a recommendation for a director candidate from a stockholder, however, the committee expects that it would evaluate such a candidate using the criteria described above for evaluating director candidates brought to its attention through other channels.

Attendance at Board Meetings

      The board of directors held six meetings during 2003. Each director attended at least 75% of all meetings of the board and of all committees of the board on which he or she served.

Independent Directors

      Our board of directors has determined that Noubar Afeyan, Frank V. AtLee III, Tom Dechaene, Peggy Eisen, Bill Jordan, and Mark Kessel are “independent” under the rules of The Nasdaq Stock Market. These independent directors meet regularly in executive session. Mr. AtLee serves as Lead Director and generally chairs the meetings of the independent directors.

Director Attendance at Annual Meetings

      One of our corporate governance guidelines is that each director who is up for election at an annual meeting of stockholders or who has a term that continues after the meeting is expected to attend the annual meeting of stockholders. Our board of directors believes that such directors should miss annual stockholder meetings only for reasons that would justify absence from a regularly scheduled meeting of the board of directors. Seven of our directors attended our 2003 annual stockholders meeting.

Stockholder Communications with the Board

      Any stockholder who wishes to communicate with the board of directors may write to us at 630 Fifth Avenue, Suite 2100, New York, NY 10111 Attention: Lead Director. Depending on the subject matter, management will forward the communication or a summary of its contents to the Lead Director, the individual the board of directors has designated to receive such correspondence. Management will determine the proper response to materials of a commercial nature, which generally will not be forwarded to the Lead Director. Complaints regarding accounting, internal accounting controls and auditing matters will be forwarded to the chair of the Audit and Finance Committee. At regular meetings of the board of directors, the Lead Director will review significant correspondence received from security holders.

Director Compensation

      Employee directors do not receive any additional compensation for their services on the board. Non-employee directors with the exception of Dr. Srivastava, who is a consultant to the Company, are eligible to receive compensation for service as directors.

      During 2003, the Corporate Governance Committee requested that the Compensation Committee review the compensation we pay to our non-employee directors. The Compensation Committee compared our board compensation to compensation paid to non-employee directors at a select group of companies in the biotechnology industry of similar size and stage of development. The committee also considered the responsibilities we ask our board members to assume and the amount of time required to perform those responsibilities. The committee determined, and the board approved, an increase in the compensation for our non-employee directors beginning 2004. Below we show the rate of cash compensation paid to our non-employee directors in 2003 and the rate approved for 2004.

2003 Rate	Item	2004 Rate

$10,000	Annual Retainer	$20,000
$1,000	Attendance in person at a meeting	N/A
$500	Attendance by conference telephone at a meeting	N/A
$2,000	Fee for service on a committee	N/A
$1,000	Fee for service as chair of a committee	N/A
N/A	Fee for service as Lead Director	$10,000
N/A	Fee for service as Audit & Finance Committee Chair	$10,000
N/A	Fee for service as Audit & Finance Committee Member	$6,000
N/A	Fee for service as Compensation Committee Chair	$7,500
N/A	Fee for service as Compensation Committee Member	$5,000
N/A	Fee for service as Corporate Governance Committee Chair	$6,000
N/A	Fee for service as Corporate Governance Committee Member	$3,000
N/A	Fee for service as Litigation Committee Chair	$6,000
N/A	Fee for service as Litigation Committee Member	$3,000

      We also reimburse directors for reasonable travel and out-of pocket expenses in connection with their service as directors.

Deferred Compensation

      Our Directors’ Deferred Compensation Plan permits each non-employee director to defer all or a portion of his or her cash compensation until his or her service as a director ends or until a specified date. A director may credit his or her deferred cash compensation to an interest bearing cash account, a notional stock account, or a combination of both.

Stock Compensation

      Directors also participate in Antigenics’ 1999 Equity Incentive Plan. The board, at the recommendation of the Compensation Committee, increased the number of shares to be granted to the directors beginning in 2004. Under the option program for directors adopted by the board, our non-employee directors receive stock option grants as follows:

	2003	2004	Vesting Schedule

Initial Option Grant	17,200	25,000	Vesting over 3 years in equal installments
Annual Option Grant	5,000	15,000	Vesting over 3 years in equal installments(1)

(1)	Any unvested portion vests automatically on the last day of the term of a director who does not stand for reelection at the end of his or her term.

     In March 1995, we entered into a consulting agreement with Dr. Pramod Srivastava, our scientific founder. This obligation expires in March 2005 but will be automatically extended for additional one-year periods unless we or Dr. Srivastava decide not to extend the agreement. In 2003, we paid Dr. Srivastava approximately $175,000 for his consulting services and in addition paid him a cash bonus of $100,000 and granted him options to purchase 50,000 shares of our common stock for services performed in 2002. In addition, in 2004, we paid Dr. Srivastava a cash bonus of $135,000 and the Compensation Committee approved a stock option grant to purchase 120,000 shares of our common stock for services performed in 2003.

STOCK PERFORMANCE GRAPH

       The following graph shows the cumulative total stockholder return on our common stock over the period from February 4, 2000 (the first trading day of common stock) to December 31, 2003, as compared with that of the NASDAQ Stock Market (U.S. Companies) Index and the NASDAQ Pharmaceuticals Index, based on an initial investment of $100 in each on February 4, 2000. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period, and assumes reinvestment of dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN OF ANTIGENICS INC.,

NASDAQ STOCK MARKET (U.S. COMPANIES) INDEX AND
AND NASDAQ PHARMACEUTICALS INDEX

	2/4/00	12/31/00	12/31/01	12/31/02	12/31/03

Antigenics Inc.	100	18.02	26.72	16.68	18.48
NASDAQ Stock Market (U.S. Companies) Index	100	58.16	46.16	31.92	47.72
NASDAQ Pharmaceuticals Index	100	101.57	86.57	55.94	81.98

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee Report set forth below describes the compensation philosophies and programs applicable to our executive officers. The Compensation Committee consists entirely of independent directors who are not officers or employees of Antigenics.

General Philosophy

      Our success in attaining our long- and short-term strategic objectives will in large part be determined by our ability to attract, motivate and retain executive officers with demonstrated talent, managerial leadership skills and the potential to grow with the organization. A competitive compensation program is critical to our efforts. Our executive compensation package consists of base salary, an annual incentive bonus and long term compensation in the form of stock options. In light of our stage of development and the importance of achieving our long- and short-term strategic objectives, considerable emphasis is placed on the annual incentive bonus and equity-based compensation components of the total compensation package. To attempt to ensure that our compensation arrangements are competitive, the Compensation Committee compares Antigenics’ compensation practices and levels annually with those of other biotechnology companies with which we compete for talent and are of comparable size and stage of development. The Compensation Committee relies on published compensation survey data as well as data available in proxy statements from a selected peer group of companies in making these determinations.

Base Salary

      Base salary levels are designed to recognize an individual executive’s ongoing contribution, to reflect the individual executive’s experience and responsibilities, and to be competitive with market benchmarks. Increases in annual salaries are based on evaluation skill, effectiveness and leadership, and by comparing how an individual has performed essential job requirements against what was envisioned for the job. Salary adjustments are also based on general market compensation levels. The Compensation Committee does not use a specific formula based on these criteria but instead makes the evaluation of each executive officer’s contribution in light of all such criteria.

Annual Incentive Bonus

      In 2003 the Compensation Committee adopted an Executive Incentive Plan (EIP). The purpose of the EIP is to provide additional incentives for executive officers to contribute to the success of the company. The plan provides significant and competitive incentive awards which relate directly to the achievement of corporate objectives and individual performance goals. This, in turn, is expected to promote the interests of stockholders and enhance our ability to attract, motivate and retain high performing executive officers. Target incentive awards typically range from 20 - 50% of an executive officer’s base salary. Funding for the target incentive awards is based on the extent to which we achieve a predetermined set of corporate objectives and milestones. Individual awards are adjusted to reflect the individual executive officer’s contribution to achieving these corporate objectives and milestones.

Stock Options

      We grant stock options to executive officers under our 1999 Equity Incentive Plan. Our stock option program is designed to directly align the long-term financial interests of our executive officers and our stockholders, to assist in the retention of executive officers by providing meaningful ownership interest in Antigenics that vests over time, and to encourage our executive officers to think and act like owners of the business. Antigenics has generally used a five-year vesting period and a ten-year exercise period for stock option grants. Beginning with grants made in February 2004 we changed the vesting period from five to four years to be more consistent with market practice. The exercise price for all stock options granted in 2003 and so far in 2004 equaled the fair market value of the common stock on the date of the grant.

      We typically grant stock options to new executive officers when they start employment and on an annual basis and upon promotions to positions of greater responsibility. In determining the size of an annual executive grant we consider the position level, the degree to which the executive’s contributions impacted our results in the past year, the importance of the executive’s skills to our future success, the size of the executive’s current equity position, and competitive market benchmarks.

Chief Executive Officer Compensation

      Dr. Armen is eligible to participate in the same executive compensation plans available to our other executive officers. During 2001, Dr. Armen was paid, at his request, a base salary of $150,000. Beginning in 2002, we determined to compensate Dr. Armen at a level more consistent with his contributions to Antigenics and compensation prevailing at biotechnology companies of comparable size and stage of development. In determining Dr. Armen’s compensation for 2003, the Compensation Committee applied the executive compensation philosophy and programs described above. In January 2002, Dr. Armen’s salary level was increased to $400,000. There was no change to Dr. Armen’s salary level in 2003. In March of 2003, we paid Dr. Armen an annual incentive bonus of $120,000, and the Compensation Committee approved a stock option grant to purchase 75,000 shares of our common stock, for services performed during 2002. These options were granted with an exercise price equal to fair market value on the date of grant and vest in equal increments over a five-year period. In addition, in 2004, we paid Dr. Armen an annual incentive bonus of $170,000, and the Compensation Committee approved a stock option grant to purchase 175,000 shares of our common stock, for services performed in 2003. The Committee evaluated Dr. Armen’s performance by considering various factors, including the breadth of Dr. Armen’s responsibilities and progress made by us toward our goals and strategic milestones.

By the Compensation Committee,

Peggy Eisen (Chair)
Bill Jordan

EXECUTIVE COMPENSATION

Compensation of Our Executive Officers

      The following table summarizes the compensation paid to or earned during the fiscal years ended December 31, 2003, 2002 and 2001 by our chief executive officer and our four other most highly compensated executive officers. We refer to these persons as named executive officers.

Summary Compensation Table

				Long-Term
				Compensation

		Annual Compensation		Shares
				Underlying	Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	Compensation

Garo H. Armen, Ph.D.	2003	$400,000	$170,000	75,000	$—
Chairman and Chief Executive Officer	2002	$400,000	$120,000	150,000	$—
	2001	$150,000	$—	—	$200,000 (1)

Russell H. Herndon(2)	2003	$325,000	$100,000	50,000	$—
President, Commercial Operations	2002	$325,305	$100,000	25,000	$—
	2001	$312,500	$93,750	250,000	$—

Jeff D. Clark(3)	2003	$187,750	$40,000	65,000	$—
Chief Financial Officer

Neal Gordon, Ph.D.	2003	$214,885	$35,000	20,000	$—
Senior Vice President	2002	$200,000	$35,000	25,000	$—
	2001	$182,500	$30,000	—	$—

Renu Gupta, M.D.	2003	$42,308	$25,000	125,000	$—
Senior Vice President(4)

(1)	Represents the premium we paid for an executive split-dollar life insurance policy. This policy was cancelled in 2003.

(2)	Mr. Herndon joined us in January 2001 as Chief Operating Officer, became President in January 2002 and President, Commercial Operations in November 2003.

(3)	Mr. Clark was appointed Chief Financial Officer in March 2003.

(4)	Ms. Gupta joined us in November 2003.

2003 Option Grants

      The following table contains certain information regarding stock option grants during the twelve months ended December 31, 2003 by us to the named executive officers:

Option Grants in Last Fiscal Year

						Potential Realizable Value
	Number of		Percent of			at Assumed Annual Rates
	Securities		Total Options	Exercise		of Stock Price Appreciation
	Underlying		Granted to	or Base		for Option Term(1)
	Options		Employees in	Price	Expiration
Name	Granted(#)		Fiscal Year	($/Share)	Date	5%($)	10%($)

Garo H. Armen, Ph.D.	75,000	(2)	7.15%	$7.45	3/2013	$351,395	$890,504
Chairman and Chief Executive Officer

Russell H. Herndon	50,000	(3)	4.77%	$7.45	3/2013	$234,263	$593,669
President, Commercial Operations

Jeff D. Clark	25,000	(4)	2.38%	$8.99	2/2013	$141,344	$358,194
Chief Financial Officer	40,000	(5)	3.82%	$7.41	3/2013	$186,404	$472,385

Neal Gordon, Ph.D.	20,000	(6)	1.91%	$7.45	3/2013	$93,705	$237,468
Senior Vice President

Renu Gupta, M.D.	125,000	(7)	11.92%	$10.94	11/2013	$860,013	$2,179,443
Senior Vice President

(1)	The dollar amounts under these columns are the result of calculations at rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. For purposes of calculating potential realizable values, we assume that the market price appreciates from this price at the indicated rate for the entire term of each option and that each option is exercised and sold on the last day of its term at the appreciated price.

(2)	These options are exercisable as to 15,000 shares on each of March 14, 2004, March 14, 2005, March 14, 2006, March 14, 2007 and March 14, 2008.

(3)	These options are exercisable as to 10,000 shares on each of March 14, 2004, March 14, 2005, March 14, 2006, March 14, 2007 and March 14, 2008.

(4)	These options are exercisable as to 5,000 shares on each of February 11, 2004, February 11, 2005, February 11, 2006, February 11, 2007 and February 11, 2008.

(5)	These options are exercisable as to 8,000 shares on each of March 6, 2004, March 6, 2005, March 6, 2006, March 6, 2007 and March 6, 2008.

(6)	These options are exercisable as to 4,000 shares on each of March 14, 2004, March 14, 2005, March 14, 2006, March 14, 2007 and March 14, 2008.

(7)	These options are exercisable as to 25,000 shares on each of November 3, 2004, November 3, 2005, November 3, 2006, November 3, 2007, and November 3, 2008.

Option Exercises and Year-End Option Values

      The following table provides information about the number of shares issued upon option exercises by the named executive officers during the year ended December 31, 2003, and the value realized by the named executive officers. The table also provides information about the number and value of options held by the named executive officers at December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
			Options at Fiscal		Money Options
	Shares		Year-End(#)		at Fiscal Year End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Garo H. Armen, Ph.D.	—	—	336,291	195,000	$510,423	$291,750
Chairman and Chief Executive Officer
Russell H. Herndon	—	—	105,000	220,000	$—	$194,500
President, Commercial Operations
Jeff D. Clark	—	—	12,000	88,000	$9,360	$229,990
Chief Financial Officer
Neal Gordon, Ph.D.	—	—	53,408	55,781	$133,984	$90,527
Senior Vice President
Renu Gupta, M.D.	—	—	—	125,000	$—	$50,000
Senior Vice President

(1)	Based on the difference between the option exercise price and the closing price of the underlying shares of common stock on December 31, 2003 as reported on the Nasdaq National Market ($11.34).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Our Compensation Committee consists of Ms. Eisen and Mr. Jordan. Neither of our Compensation Committee members is an officer or employee of Antigenics; however, Dr. Armen, our Chairman and Chief Executive Officer, has participated in compensation discussions with the committee.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

       The Audit and Finance Committee of the board of directors consists entirely of independent directors who are not officers or employees of Antigenics. The board of directors has adopted a written charter for the Audit and Finance Committee, the current version of which is included as Appendix A to this proxy statement.

      In the course of its oversight of our financial reporting process, the Audit and Finance Committee of the board of directors has (1) reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2003, (2) discussed with KPMG LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and (3) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and considered whether the provision of permissible nonaudit services by the auditors is compatible with maintaining their independence.

      Based on the foregoing review and discussions, the Audit and Finance Committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

By the Audit and Finance Committee,

Tom Dechaene (Chair)
Frank V. AtLee III
Peggy Eisen

PROPOSAL TO AMEND 1999 EQUITY INCENTIVE PLAN

General

      This summary of our 1999 Equity Incentive Plan is qualified in its entirety by reference to the full text of our 1999 Equity Incentive Plan, as amended, which is included as Appendix B to this proxy statement.

      The purpose of our 1999 Equity Incentive Plan is to:

•	attract and retain qualified directors, employees and consultants;

•	provide incentives for them to achieve long-range performance goals; and

•	enable them to participate in our long-term growth.

      The plan provides for the grant of both incentive and nonstatutory stock options, stock appreciation rights, and both restricted and unrestricted stock awards. As of March 26, 2004, under the plan there were:

•	6,000,000 shares of our common stock authorized for issuance;

•	5,187,188 shares of our common stock subject to outstanding options; and

•	476,860 shares of our common stock available for future awards under the plan.

      The shares are subject to adjustment for stock splits, stock dividends and certain transactions affecting our capital stock. Shares may also be issued through the assumption or substitution of outstanding grants from an acquired company without reducing the number of shares available for award. As of March 26, 2004, approximately 220 employees were eligible for grants under the plan. The plan will expire on November 15, 2009. The closing price of our common stock on March 26, 2004 was $10.21, as reported by the Nasdaq National Stock Market.

Administration and Eligibility

      Our Compensation Committee administers our 1999 Equity Incentive Plan and determines the terms and conditions of each award, including:

•	the number of underlying shares;

•	the vesting schedule;

•	the duration; and

•	the form of payment of the exercise price.

      For option grants to employees who are not executive officers, the Compensation Committee usually approves an aggregate amount and delegates authority to our Chairman and Chief Executive Officer to allocate individual grants.

      The per share exercise price of an incentive stock option may not be less than the fair market value of a share of our common stock on the date of grant. Nonstatutory stock options may be granted at such prices as our Compensation Committee may determine. Our Compensation Committee may not in any calendar year grant to any person options or stock appreciation rights representing more than 1,000,000 shares of our common stock nor more than 1,000,000 shares of performance-based restricted stock awards. These limits are subject to adjustment for changes in our structure or capitalization that affect the number of outstanding shares of our common stock. Our Corporate Governance Committee makes recommendations regarding grants to directors.

      We make awards to our directors, employees and consultants based upon their anticipated contribution to the achievement of our objectives and other relevant matters. Because the awards will be within the discretion of our Compensation Committee (and of our Chairman and Chief Executive Officer with respect to any grants to employees who are not executive officers), it is not possible to predict to whom the awards will be granted under the plan or the number of shares underlying any award.

Description of Amendments to the Plan

      On April 7, 2004, our board of directors approved, subject to stockholder approval, an increase in the total number of shares authorized for issuance under our 1999 Equity Incentive Plan from 6,000,000 to 10,000,000. This would increase the total number of shares available for future awards under the plan from 476,860 to 4,476,860 (as of March 26, 2004).

      Our board of directors believes that our 1999 Equity Incentive Plan is useful as a continuing means of motivating employees toward achieving our goals by providing an effective and direct incentive for our directors, employees and consultants to promote our success.

Federal Income Tax Consequences Relating to our 1999 Equity Incentive Plan

      Nonstatutory stock options. An optionee does not realize taxable income when a nonstatutory option is granted. When the option is exercised, the optionee recognizes ordinary income (subject to withholding of the optionee is an employee) in an amount equal to the difference between the amount paid for the shares and the fair market value of the shares on the date of exercise. Subject to certain limitations of the Internal Revenue Code, we are allowed a tax deduction for the same amount. When the shares are disposed of, any additional gain or loss is treated as short-term or long-term capital gain or loss, depending on the holder’s holding period in the shares. We are not allowed any additional tax deduction. Special rules may apply if the exercise price is paid by tendering our stock.

      Incentive stock options. An optionee does not realize taxable income when an incentive stock option is granted or, except as discussed in the next paragraph, exercised. A taxable event occurs when the shares are disposed of. The tax treatment depends on how long the shares are held before the disposition. When shares that have been held for two years from the date of grant and one year from the date of exercise are disposed of, any amount realized in excess of the amount paid for the shares will be taxed to the optionee as long-term capital gain and any loss will be a long-term capital loss. We are not allowed a tax deduction for the amount realized by the optionee. If an optionee disposes of the shares before meeting the one-year and two-year holding periods, the disposition constitutes a “disqualifying disposition,” and an amount equal to the excess (if any) of the fair market value of the shares at the time of exercise (or, if less, the amount realized on a sale of shares to an unrelated party), over the amount paid for the shares is taxed to the optionee as ordinary income. Subject to certain limitations of the Internal Revenue Code, we are allowed a tax deduction for the income realized by an optionee in a disqualifying disposition. Any further gain recognized will be short-term or long-term capital gain and will not result in any deduction for us. Special rules may apply if the exercise price is paid by tendering our stock.

      The excess of the fair market value of the option shares on the date of exercise of an incentive stock option over the exercise price will be included in alternative minimum taxable income for the purpose of calculating the optionee’s alternative minimum tax (AMT) in the year of exercise. AMT is based on the amount of the taxpayer’s alternative minimum taxable income that exceeds an exemption amount. Alternative minimum taxable income is the taxpayer’s taxable income with adjustments to reflect special tax treatment of certain items (including incentive stock options). The taxpayer is required to pay the higher of the regular income tax or AMT. For purposes of computing AMT in the year the stock is sold, any gain on the sale is reduced by the amount included in alternative minimum taxable income in the year of exercise. If a taxpayer is required to pay AMT as a result of the exercise of an incentive stock option, the taxpayer may be able to credit a portion of AMT against regular tax liability in later years. A disqualifying disposition in the year of exercise will generally avoid the AMT consequences of exercise of an incentive stock option.

Vote Required

      The affirmative vote of the holders of a majority of the shares of our outstanding common stock present or represented by proxy and entitled to vote on this matter will constitute the approval of the amendment to our 1999 Equity Incentive Plan. For the purposes of this proposal, broker non-votes will have no effect and abstentions will have the same effect as a vote against the proposal.

The Board of Directors recommends a vote for this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       As of December 31, 2003, we had invested $1,875,000 in a limited partnership, AGTC. Our total capital commitment to AGTC is $3,000,000. One of our directors, Noubar Afeyan, Ph.D., is the Senior Managing Director and CEO of a partnership of funds that include the general partner of AGTC. In addition, Garo H. Armen, Ph.D., our chairman and chief executive officer, is a director of NewcoGen Group Inc.

      Founder Holdings Inc., which, indirectly, remains a significant shareholder, approved a stock option plan pursuant to which our officers, directors, employees and consultants may be granted options to purchase common stock of Founder Holdings Inc. In accordance with accounting principles generally accepted in the United States of America, options granted under this plan are accounted for as compensation expense by us and treated as a contribution to stockholders’ equity.

      We currently have a QS-21 license and supply agreement with Neuralab Limited, a wholly-owned subsidiary of Elan Corporation, plc, for use of QS-21 with an antigen in the field of Alzheimer’s disease. Garo H. Armen, Ph.D., our Chairman and Chief Executive Officer, is the non-executive Chairman of Elan and a nominal employee of a different wholly-owned subsidiary of Elan. For the year ended December 31, 2003, no revenues were earned under these agreements and accordingly, at December 31, 2003, we had no amounts due to us under these agreements.

      In March 1995, we entered into a consulting agreement with Dr. Pramod Srivastava, our scientific founder and one of our directors. This agreement expires in March 2005 but will be automatically extended for additional one-year periods unless either party decides not to extend the agreement. In 2003, we paid Dr. Srivastava $175,000 for consulting services in accordance with the terms of the agreement. Also in 2003, we paid Dr. Srivastava a cash bonus of $100,000 and granted him options to purchase 50,000 shares of our common stock for services performed in 2002. In addition, in 2004, we paid Dr. Srivastava a cash bonus of $135,000 and the Compensation Committee approved a stock option grant to purchase 120,000 shares of our common stock for services performed in 2003.

      In February 1998 we entered into a research agreement with the University of Connecticut Health Center (UConn) to fund research in Dr. Pramod Srivastava’s laboratory at UConn. Dr. Srivastava is a member of the faculty of the University of Connecticut School of Medicine and one of our directors. The research agreement was amended on December 30, 2003, to extend the term to December 31, 2008 and calls for payments to UConn totaling a minimum of $6,750,000, payable quarterly at the rate of $337,500 (contingent on the continuing employment of Dr. Srivastava by UConn). In return, we have an option to obtain an exclusive license to new inventions (as defined in the research agreement) subject to our payment to UConn of royalties at varying rates upon commercialization of a product utilizing technology discovered under the research agreement.

PRINCIPAL STOCKHOLDERS

       The following table sets forth certain information with respect to the beneficial ownership of our stock as of March 26, 2004:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of the common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and named executive officers as a group.

      Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

      The “Number of Shares Beneficially Owned” column below is based on 45,062,224 shares of our common stock outstanding as of March 26, 2004. For purposes of the table below, we deem shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 26, 2004, to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but do not treat such shares as outstanding for the purpose of computing the percentage ownership of any other person.

		Amount and Nature of		Percentage
Name and Address of Beneficial Owner(1)	Title of Class	Beneficial Ownership		of Class

Five percent beneficial owners

Antigenics Holdings L.L.C.(2)	Common	11,154,274	(2)	24.8%
Brad M. Kelley	Common	5,546,240		12.3%
1410 Moran Rd.	Preferred	31,620	(3)	100%
Franklin, TN 37069-6300
Royce & Associates, LLC	Common	3,115,024		6.9%
1414 Avenue of Americas
New York, NY 10019
Viking Global Performance LLC	Common	2,256,700	(4)	5.0%
55 Railroad Avenue
Greenwich, CT 06830
Directors and Named Executive Officers

Gamil G. de Chadarevian	Common	1,666,290	(5)	3.7%
Garo H. Armen, Ph.D.	Common	546,291	(2)(6)	1.2%
Pramod K. Srivastava, Ph.D.	Common	222,477	(2)(7)	*
Noubar Afeyan, Ph.D.	Common	184,613	(2)(8)	*
Russell H. Herndon	Common	171,242	(9)	*
Neal Gordon, Ph.D.	Common	71,262	(7)	*
Jeff D. Clark	Common	27,597	(10)	*
Tom Dechaene	Common	22,200	(7)	*
Frank V. AtLee III	Common	17,901	(11)	*
Mark Kessel	Common	11,734	(12)	*
Margaret M. Eisen	Common	10,734	(12)	*
Wadih Jordan	Common	5,734	(7)	*
Renu Gupta, M.D.	Common	—		*
All current executive officers and directors as a group (13 persons)(2)	Common	2,958,075	(13)	6.6%

*	Indicates less than 1%

(1)	Except as otherwise noted, the address of each stockholder is c/o Antigenics Inc., 630 Fifth Avenue, Suite 2100, New York, New York 10111.

(2)	Founder Holdings Inc. owns approximately 79% of the outstanding members’ equity of Antigenics Holdings L.L.C. Antigenics Holdings L.L.C. owns approximately 24.8% of our common stock. Drs. Armen and Srivastava are managers of Antigenics Holdings L.L.C. Dr. Armen is a director of Founder Holdings Inc. The following individuals beneficially own the indicated percentages of Founder Holdings Inc. outstanding common stock:

Individual	Percentage

Garo H. Armen, Ph.D.	43.1%
Pramod K. Srivastava, Ph.D.	24.2%
Noubar Afeyan, Ph.D.	1.1%

The following individuals own the indicated percentage interests in Antigenics Holdings L.L.C.:

Individual	Percentage

Garo H. Armen, Ph.D.	13.6%
Pramod K. Srivastava, Ph.D.	6.2%

(3)	Mr. Kelley owns 31,620 shares of our Series A Convertible Preferred Stock, our only shares of outstanding preferred stock. These shares have an initial conversion price $15.81 and are currently convertible into 2 million shares of our common stock. If Mr. Kelley had converted all 31,620 shares of Series A Convertible Preferred Stock into shares of common stock as of March 26, 2004, he would have held 7,546,240 shares of our common stock, or 16.04% of the shares outstanding.

(4)	According to a Schedule 13G filed on March 26, 2004, by Viking Global Performance LLC (“VGP”), Viking Global Investors LP (“VGI”), Viking Global Equities LP (“VGE”), O. Andreas Halvorsen, Brian T. Olson, and David C. Ott, neither VGP nor VGI owns directly any of these shares. Both VGP (as the general partner of VGE) and VGI (an affiliate of VGP), however, have the power to dispose of and to vote the shares, which are directly owned by VGE.

(5)	Includes (a) 1,479,488 shares of our stock held by Biovision, Inc., a corporation of which Mr. de Chadarevian is the sole stockholder and (b) 149,802 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 26, 2004.

(6)	Includes (a) 160,000 shares of our stock held by Armen Partners L.P., of which Dr. Armen is general partner, and (b) 381,291 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 26, 2004. Dr. Armen disclaims beneficial ownership of the shares held by Armen Partners L.P. except to the extent of his pecuniary interest therein.

(7)	Consists solely of shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 26, 2004.

(8)	Includes 179,613 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 26, 2004.

(9)	Includes 170,000 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 26, 2004.

(10)	Includes 27,000 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 26, 2004.

(11)	Includes 7,401 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 26, 2004.

(12)	Includes 5,734 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 26, 2004.

(13)	Includes 1,248,248 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 26, 2004 and excludes the shares held by Antigenics Holdings L.L.C. as described in footnote (2). See footnotes (5) through (12).

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

(As of December 31, 2003)

Number of Securities
Remaining Available for
	Number of Securities to be	Weighted-average	Future Issuance under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation Plan
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights(1)	Warrants and Rights	Reflected in Column (a))(2)

	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,426,615	$9.70	1,598,261
Equity compensation plans not approved by security holders	—		—

Total	4,426,615		1,598,261

(1)	Includes (i) 2,529 options outstanding at a weighted average exercise price of $69.02 assumed in connection with our merger with Aronex Pharmaceuticals, Inc. in July 2001; and (ii) 60,654 options outstanding at a weighted average exercise price of $11.99 assumed in our merger with Aquila Biopharmaceuticals, Inc. in November 2000.

(2)	Includes 219,587 shares that may be issued under our 1999 Employee Stock Purchase Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Our executive officers, directors and 10% stockholders are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission.

      Based solely on a review of the copies of reports furnished to us, we believe that during our 2003 fiscal year, our directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements other than Ms. Eisen filing a Form 4 on September 15, 2003 to reflect the purchase of 5,000 shares of common stock on April 23, 2003; in addition, Brad M. Kelley failed to file a Form 4 to reflect the purchase of 31,620 shares of our Series A Preferred Stock.

INDEPENDENT PUBLIC ACCOUNTANTS

       The firm of KPMG LLP, independent accountants, has audited our accounts since our inception and will do so for 2004. Our Audit and Finance Committee has appointed KPMG LLP to serve as our independent auditors for our fiscal year ending December 31, 2004. Representatives of KPMG LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

Audit Fees

      Fees incurred by us for professional services rendered by KPMG LLP for the audit of the annual consolidated financial statements included in our Annual Report on Form 10-K, for the reviews of the consolidated financial statements included in our Forms 10-Q and for comfort letters, consents and review of registration statements were $178,000 for 2002 and $357,500 for 2003.

Audit-Related Fees

      Fees paid to KPMG LLP for the audit of our 401(k) Retirement Plan were $0 for 2002 and $16,500 for 2003.

Tax Fees

      Fees paid to KPMG LLP associated with tax compliance and tax consultation were $83,600 in 2002 and $81,790 in 2003.

All Other Fees

      We paid no other fees to KPMG LLP for 2002 and 2003.

      The Audit and Finance Committee’s policy is to approve all audit and non-audit services provided by our independent auditor prior to the commencement of the services using a combination of pre-approvals for certain engagements up to predetermined dollar thresholds in accordance with the pre-approval policy and specific approvals for certain engagements on a case-by-case basis. The Audit and Finance Committee has delegated authority to the committee chair to pre-approve between committee meetings services that have not already been pre-approved by the committee. The chair is required to report any such pre-approval decisions to the full committee at its next scheduled meeting.

STOCKHOLDER PROPOSALS

       Assuming our 2005 Annual Meeting of Stockholders is not more than 30 days before or 30 days after May 26, 2005, if you wish to bring business before the 2005 Annual Meeting, you must give us written notice by January 26, 2005 (the date 120 days before the anniversary of the 2004 Annual Meeting).

      If you intend to bring such a proposal at the 2005 Annual Meeting, and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide us written notice of such proposal prior to December 29, 2004.

      Notices of stockholder proposals should be delivered in writing to Lead Director, Antigenics Inc., 630 Fifth Avenue, Suite 2100, New York, New York 10111.

OTHER MATTERS

       The board of directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

APPENDIX A

CHARTER OF THE AUDIT AND FINANCE COMMITTEE OF THE

BOARD OF DIRECTORS OF ANTIGENICS INC. (THE “COMPANY”)

Purpose

The principal purpose of the Audit and Finance Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its responsibility to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements, including by reviewing the financial reports and other financial information provided by the Company, the Company’s disclosure controls and procedures and internal accounting and financial controls, and the annual independent audit process.

In discharging its oversight role, the Committee is granted the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties. The Committee also is authorized to approve the use of Company funds to the extent it deems such expenditures necessary or appropriate in carrying out the responsibilities of the Committee.

The outside auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders. In this connection, the Committee, as a committee of the Board, shall be directly responsible for the appointment (and where appropriate, replacement), compensation, retention and oversight of the work of the outside auditor in preparing or issuing an audit report or related work, including resolving any disagreements between management and the outside auditor regarding financial reporting. The Committee shall receive direct reports from the outside auditor. The Committee shall be responsible for overseeing the independence of the outside auditor and for approving all auditing services and permitted non-audit services provided by the outside auditor.

This Charter shall be reviewed for adequacy on an annual basis by the Committee.

Membership

The Committee shall be comprised of not less than three members of the Board, and the Committee’s composition will meet the Nasdaq Audit Committee requirements. Accordingly, all of the members will be directors:

•	Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company.

•	Who do not receive any consulting, advisory or other compensatory fee from the Company, other than in the member’s capacity as a member of the Board or any of its committees.

•	Who are not an “affiliated person” (as defined by applicable law or regulation) of the Company or any subsidiary, other than as a member of the Board or any of its committees.

•	Who are financially literate.

In addition, at least one member of the Committee will be an “audit committee financial expert” (as that term is defined by the Securities and Exchange Commission (the “SEC”)).

Key Responsibilities

The Committee’s role is one of oversight, and it is recognized that the Company’s management is responsible for preparing the Company’s financial statements and that the outside auditor is responsible for auditing those financial statements.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. The functions are set forth as a guide and may be varied from time to time as appropriate under the circumstances.

•	The Committee shall review with management and the outside auditor the audited financial statements to be included in the Company’s Annual Report on Form 10-K and the Annual Report to Stockholders, and shall review and consider with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61.

•	As a whole, or through the Committee chair, the Committee shall review with the outside auditor, prior to filing with the SEC, the Company’s interim financial information to be included in the Company’s Quarterly Reports on Form 10-Q and the matters required to be discussed by SAS No. 61.

•	The Committee shall periodically discuss with management and the outside auditor the quality and adequacy of the Company’s internal controls and internal auditing procedures, including any significant deficiencies in the design or operation of those controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and discuss with the outside auditor how the Company’s financial systems and controls compare with industry practices.

•	The Committee shall periodically review with management and the outside auditor the quality, as well as acceptability, of the Company’s accounting policies, and discuss with the outside auditor how the Company’s accounting policies compare with those in the industry and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative disclosures and treatments and the treatment preferred by the outside auditor.

•	The Committee shall periodically discuss with the outside auditor whether all material correcting adjustments identified by the outside auditor in accordance with generally accepted accounting principles and the rules of the SEC are reflected in the Company’s financial statements.

•	The Committee shall review with management and the outside auditor any material financial or other arrangements of the Company which do not appear on the Company’s financial statements and any transactions or courses of dealing with third parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company’s financial statements.

•	The Committee shall review with management and the outside auditor the Company’s critical accounting policies and practices.

•	The Committee shall review with the outside auditor all material communications between the outside auditor and management, such as any management letter or schedule of unadjusted differences.

•	The Committee shall request from the outside auditor annually a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1 and such other requirements as may be established by the Public Company Accounting Oversight Board, discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor’s independence, and take appropriate action regarding the independence of the outside auditor.

•	The Committee shall approve the engagement of the outside auditor and shall approve, in advance, all audit services and all permitted non-audit services to be provided to the Company by the outside auditor.

•	The Committee shall recommend to the Board whether, based on the reviews and discussions referred to above, the financial statements should be included in the Company’s Annual Report on Form 10-K.

•	The Committee shall approve a code of ethics, as required by rules of the SEC, for senior financial officers and such other employees and agents of the Company as it determines.

•	The Committee shall review and approve all related-party transactions.

Complaint Procedures

Any issue of significant financial misconduct shall be brought to the attention of the Committee for its consideration. In this connection, the Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Adopted December 12, 2002

Amended March 11, 2004

APPENDIX B

ANTIGENICS INC.

1999 EQUITY INCENTIVE PLAN, AS AMENDED

SECTION 1.     Purpose

      The purpose of the Antigenics Inc. 1999 Equity Incentive Plan (the “Plan”) is to attract and retain directors, key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

SECTION 2.     Definitions

      “Affiliate” means any business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. For purposes hereof, “Control” (and with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation “control” shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting stock.

      “Award” means any Option, Stock Appreciation Right or Restricted Stock awarded under the Plan.

      “Board” means the Board of Directors of the Company.

      “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor to such Code.

      “Committee” means a committee of not less than two members of the Board appointed by the Board to administer the Plan. If a Committee is authorized to grant Options to a Reporting Person or a “covered employee” within the meaning of Section 162(m) of the Code, each member shall be a “non-employee director” or the equivalent within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time, or any successor law, and an “outside director” or the equivalent within the meaning of Section 162(m) of the Code, respectively. Until such committee is appointed, “Committee” means the Board.

      “Common Stock” or “Stock” means the Common Stock, $0.01 par value, of the Company.

      “Company” means Antigenics Inc.

      “Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

      “Effective Date” means November 15, 1999.

      “Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

      “Incentive Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is intended to meet the requirements of Section 422 of the Code or any successor provision.

      “Nonstatutory Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is not intended to be an Incentive Stock Option.

      “Option” means an Incentive Stock Option or a Nonstatutory Stock Option.

      “Participant” means a person selected by the Committee to receive an Award under the Plan.

      “Reporting Person” means a person subject to Section 16 of the Securities Exchange Act of 1934 or any successor provision.

      “Restricted Period” means the period of time selected by the Committee during which an Award may be forfeited to the Company pursuant to the terms and conditions of such Award.

      “Restricted Stock” means shares of Common Stock subject to forfeiture awarded to a Participant under Section 8.

      “Stock Appreciation Right” or “SAR” means a right to receive any excess in value of shares of Common Stock over the exercise price awarded to a Participant under Section 7.

SECTION 3.     Administration

      The Plan shall be administered by the Committee. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or covered employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

SECTION 4.     Eligibility

      All employees, directors and consultants of the Company or any Affiliate capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

SECTION 5.     Stock Available for Awards

      (a) Subject to adjustment under subsection (b), Awards may be made under the Plan for up to 6,000,0001 shares of Common Stock. If any Award in respect of shares of Common Stock expires or is terminated unexercised or is forfeited without the Participant having had the benefits of ownership (other than voting rights), the shares subject to such Award, to the extent of such expiration, termination or forfeiture, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

      (b) In the event that the Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee (subject, in the case of Incentive Stock Options, to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

1 If the stockholders approve Amendment No. 2 to Antigenics Inc. 1999 Equity Incentive Plan, this number will be increased to
10,000,000.

      (c) Subject to adjustment under Subsection (b): (i) the maximum number of shares of Common Stock with respect to which Options and Stock Appreciation Rights may be granted to any Participant in the aggregate in any calendar year shall not exceed 1,000,000 shares, and (ii) the maximum number of shares of Common Stock that may be granted as Restricted Stock, with respect to which performance goals apply, to any Participant in the aggregate in any calendar year shall not exceed 1,000,000 shares.

SECTION 6.     Stock Options

      (a) Subject to the provisions of the Plan, the Committee may award Incentive Stock Options and Nonstatutory Stock Options and determine the number of shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422 of the Code or any successor provision and any regulations thereunder, and no Incentive Stock Option may be granted hereunder more than ten years after the Effective Date.

      (b) The Committee shall establish the option price at the time each Option is awarded, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of award with respect to Incentive Stock Options. Nonstatutory Stock Options may be granted at such prices as the Committee may determine.

      (c) Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable Award or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

      (d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the award of the Option, by delivery of a note or shares of Common Stock owned by the optionee, including Restricted Stock, or by retaining shares otherwise issuable pursuant to the Option, in each case valued at their Fair Market Value on the date of delivery or retention, or such other lawful consideration as the Committee may determine.

SECTION 7.     Stock Appreciation Rights

      (a) Subject to the provisions of the Plan, the Committee may award SARs in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised.

      (b) The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined. SARs granted in tandem with Options shall have an exercise price not less than the exercise price of the related Option. SARs granted alone and unrelated to an Option may be granted at such exercise prices as the Committee may determine.

Section 8.     Restricted Stock

      (a) Subject to the provisions of the Plan, the Committee may award shares of Restricted Stock and determine the duration of the Restricted Period during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. The Committee may establish performance goals for the granting or lapse of risk of forfeiture of Restricted Stock. Such performance goals may be based on earnings per share, revenues, sales or expense targets of the Company or any subsidiary, division or product line thereof, stock price or such other business criteria as the Committee may determine. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

      (b) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary.

Section 9.     General Provisions Applicable to Awards

      (a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

      (b) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter.

      (c) Settlement. The Committee shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Committee may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on amounts denominated in Common Stock.

      (d) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

      (e) Termination of Employment or Service on the Board. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment or service on the Board of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

      (f) Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

      (g) Loans. The Committee may authorize the making of loans or cash payments to Participants in connection with any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying or related to such Award (provided that such Loan shall not exceed the Fair Market Value of the security subject to such Award), and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.

      (h) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee’s discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

      (i) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

      (j) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

      (k) Transferability. In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.

Section 10.     Miscellaneous

      (a) No Right To Employment or Service on the Board. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or service on the Board. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

      (b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

      (c) Effective Date. Subject to the approval of the stockholders of the Company, the Plan shall be effective on the Effective Date. Before such approval, Awards may be made under the Plan expressly subject to such approval.

      (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any stockholder approval that the Board determines to be necessary or advisable.

      (e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of Delaware.

This Plan was approved by the Board of Directors on November 15, 1999.

This Plan was approved by the Stockholders on May 18, 2000.

Amendment No. 1 to this Plan was approved by the Board of Directors on March 28, 2003.

Amendment No. 1 to this Plan was approved by the Stockholders on June 10, 2003.

FORM OF PROXY CARD

ANTIGENICS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 26, 2004

     The undersigned stockholder of Antigenics Inc. (the “Company”) hereby appoints Garo H. Armen, Ph.D., and Jeff D. Clark, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 26, 2004, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN AND MAIL THIS PROXY TODAY
(Continued and to be signed on reverse side.)

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(REVERSE SIDE OF PROXY CARD)

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
ANTIGENICS INC.
May 26, 2004

☒ Please mark your votes as in this example

WITHHELD
		FOR	from
		all nominees	all nominees
1.	Proposal to elect directors	☐	☐	Nominees:	Noubar Afeyan
Frank V. AtLee III
	For, except withheld from the following nominee(s):				Pramod K. Srivastava

2.	Proposal to amend 1999 Equity Incentive Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐
Mark here for ☐ Address Change
and Note on Left

SIGNATURE	DATE:	SIGNATURE (IF HELD JOINTLY)	DATE:

Note:	Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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